For Further Information Contact:

                             J. Gerald Bazewicz
                             President and
                             Chief Executive Officer
                             (570) 752-3671



                           Exhibit 99.1


                          PRESS RELEASE

                     FIRST KEYSTONE ANNOUNCES
                     SECOND QUARTER EARNINGS

Berwick, Pennsylvania - July 27, 2006 - First Keystone Corporation (OTC BB: FKYS), parent company of The First National Bank of Berwick, reported net income of $1,459,000 for the quarter ending June 30, 2006, as compared to $1,697,000 for the second quarter of 2005. For the six months ending June 30, 2006, net income was $3,025,000 as compared to $3,452,000 for the first six months of 2005, a decrease of 12.4%.

Earnings per share amounted to $.69 for the six months ending June 30, 2006, a decrease from the $.79 reported in the first six months of 2005. Annualized return on assets and return on equity were 1.18% and 11.60%, respectively, for the first six months ending June 30, 2006. Earnings were dampened by the continued series of interest rate hikes by the Federal Reserve Bank. President Bazewicz stated, "the interest rate increases have contributed to a flatten yield curve and compression in our net interest margin. Once the interest rate increases stop, we look for the yield curve to steepen and earnings to improve."

Total assets increased to $515,634,000 as of June 30, 2006, an increase of 2.1% over 2005. In addition, cash dividends paid for the first half of 2006 were $.44 per share as compared to $.40 per share for the six months ending June 30, 2005, an increase of 10.0%.

The First National Bank of Berwick, an independently owned community bank since 1864, presently operates 10 full service offices in Columbia (5), Luzerne (4), and Montour (1) Counties providing banking and trust services.

Inquiries regarding the purchase of the company's stock may be made through the following brokers: RBC Dain Rauscher, 800-
      223-4207; Janney Montgomery Scott, Inc., 800-526-6397; Ferris, Baker, Watts, Inc., 800-638-7411; F. J. Morrissey & Co., 800-842-8928;
Ryan, Beck and Company, 800-223-8969; and Boenning & Scattergood,
Inc., 800-883-8383.

Note: This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. These factors include operating, legal and regulatory risks; changing economic and competitive conditions and other risks and uncertainties.

For more information on The First National Bank of Berwick or its parent company, First Keystone Corporation, please contact J.
Gerald Bazewicz at 570-752-3671, extension 172.



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